INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Armor Holdings, Inc. on Form S-3 of our report dated March 21, 2003, except for Notes 7 and 8, as to which the dates are March 25, 2003 and April 9, 2003, respectively (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Simula, Inc.'s ability to continue as a going concern as described in Note 1), appearing in the Annual Report on Form 10-K of Simula, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
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Deloitte & Touche LLP
Phoenix, Arizona

March 22, 2004